                                  TECH SQUARED INC.





                                                                     May 7, 1998


TO:  THE SHAREHOLDERS OF TECH SQUARED INC.

     You are cordially invited to attend the Annual Meeting of Shareholders of Tech Squared Inc., to be held on Friday, June 5, 1998, at 3:00 p.m. local time, at the Norwest Financial Center, Building Conference Room, Second Floor, 7900 Xerxes Avenue South, Bloomington, Minnesota. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to complete and sign the accompanying Proxy Card and return it in the enclosed envelope. Also attached for your review are the formal Notice of Meeting and Proxy Statement.

     On behalf of the Board of Directors and employees, thank you for your continued support of Tech Squared Inc.



                                        Very truly yours,




                                        Joel A. Ronning,
                                        CHAIRMAN OF THE BOARD

                                 TECH SQUARED INC.
                               5198 West 76th Street
                              Edina, Minnesota  55439

                                --------------------

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                    JUNE 5, 1998

                                --------------------

TO:  The Shareholders of Tech Squared Inc.

     The Annual Meeting of Shareholders of Tech Squared Inc. (the "Company") will be held on Friday, June 5, 1998, at 3:00 p.m. local time, at the Norwest Financial Center, Building Conference Room, Second Floor, 7900 Xerxes Avenue South, Bloomington, Minnesota, for the following purposes:

     1.   To set the number of members of the Board of Directors at three;

     2. To elect three directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

     3. To approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of common stock available under such plan to 4,000,000; and

     4. To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

     Only shareholders of record as shown on the books and records of the Company at the close of business on May 1, 1998 will be entitled to vote at the Annual Meeting or any adjournment thereof.

     THIS NOTICE, THE PROXY STATEMENT, AND THE ENCLOSED PROXY CARD ARE SENT TO YOU BY ORDER OF THE BOARD OF DIRECTORS.



May 7, 1998                   Joel A. Ronning,
Edina, Minnesota              CHAIRMAN OF THE BOARD


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                                 TECH SQUARED INC.
                               5198 West 76th Street
                              Edina, Minnesota  55439

                               ---------------------

                                  PROXY STATEMENT

                               ---------------------

                           ANNUAL MEETING OF SHAREHOLDERS

                                    JUNE 5, 1998

                     PROXY SOLICITED BY THE BOARD OF DIRECTORS

     This Proxy Statement is furnished to the record holders of shares of the common stock (the "Common Stock") and Class A, Series 1994, Preferred Stock (the "Preferred Stock") of Tech Squared Inc., a Minnesota corporation (the "Company"), as of the close of business on May 1, 1998, by order of the Board of Directors. The Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the enclosed proxy for the Annual Meeting of Shareholders, or any adjournment thereof (the "Annual Meeting"), to be held on Friday, June 5, 1998, at 3:00 p.m. local time, at the Norwest Financial Center, Building Conference Room, Second Floor, 7900 Xerxes Avenue South, Bloomington, Minnesota.

     Any proxy given pursuant to this solicitation and received by the Secretary of the Company at or before the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to commencement of the Annual Meeting.

     The Company expects that this Proxy Statement, the Notice of Meeting and the Proxy Card will first be mailed to shareholders on or about May 7, 1998.

                         OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of Common Stock or Preferred Stock of record at the close of business on May 1, 1998 will be entitled to vote at the Annual Meeting. On
May 1, 1998, the Company had 10,981,513 shares of Common Stock and 160,000 shares of Preferred Stock outstanding. Each share of Common Stock and Preferred Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. On each matter to be voted on at the Annual Meeting, the Common Stock and Preferred Stock will vote together as one class. Neither holders of shares of Common Stock nor holders of shares of Preferred Stock possess cumulative voting rights for the election of directors.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, taken together, is required for a quorum for the transaction of business. In general, shares of Common Stock or Preferred Stock represented by a properly signed and returned Proxy Card will be counted as shares present at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects votes withheld from director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

     The election of nominees for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter. Elections to withhold authority and abstentions will be treated as shares entitled to vote and will be counted as votes against a nominee or matter. Broker non-votes will be treated as shares not entitled to vote on a matter and will not be counted in determining whether that matter has been approved.

     Shares of Common Stock or Preferred Stock represented by properly executed Proxy Cards will be voted in accordance with the choices specified therein. Proxies that are signed by shareholders but that lack any voting instructions will be voted FOR setting the number of members of the Board of Directors at three; FOR the election of the nominees for director listed in this Proxy Statement; FOR approving the amendment to the Company's 1995 Stock Option Plan; and, with respect to any other business that may properly come before the Annual Meeting, according to the judgment of the persons named as proxies in the Proxy Card.

                               ELECTION OF DIRECTORS
                                 PROPOSALS 1 AND 2

NOMINATION

     The Bylaws of the Company provide that the Board of Directors shall consist of the number of directors (not more than 11) as established from time to time by the shareholders; provided, however, that the number may be increased or decreased by resolution of the Board of Directors. The number of directors is currently set at three. The Board of Directors recommends that the number of directors be set at three for the coming year and that the nominees named below be elected to the Company's Board of Directors. Directors elected at the Annual Meeting will serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

     The election of each director requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock, voting together as one class, represented in person or by proxy at the Annual Meeting. All nominees have consented to serve if elected, but if any becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SETTING THE NUMBER OF DIRECTORS AT THREE AND FOR ELECTING THE NOMINEES FOR DIRECTOR SET FORTH BELOW.

INFORMATION ABOUT NOMINEES

     The following information has been furnished to the Company by the respective nominees for director.

NAMES OF NOMINEES        AGE   PRINCIPAL OCCUPATION             DIRECTOR SINCE
-----------------        ---   --------------------             --------------
Joel A. Ronning(1)       41    Chairman of the Board, Chief          1995
                               Executive Officer, Chief
                               Financial Officer and
                               Secretary of the Company

Charles E. Reese, Jr.    44    President and Chief Operating         1996
                               Officer of the Company

Richard J. Runbeck(1)    52    President of Runbeck &                1996
                               Associates, P.A.

---------------------------------------
(1)  Member of the Compensation Committee

OTHER INFORMATION ABOUT NOMINEES

     JOEL A. RONNING has been a member of the Company's Board of Directors and the Chief Executive Officer, Chief Financial Officer and Secretary of the Company since May 10, 1995. From May 10, 1995 to August 1996, Mr. Ronning also served as the Company's President. Mr. Ronning is the founder of MacUSA, Inc. ("MacUSA"),


                                          2.

a wholly-owned subsidiary of the Company, and has served as a member of the MacUSA Board of Directors and its Chief Executive Officer since April 1990.
Mr. Ronning is also the Chief Executive Officer and a director of Digital River, Inc., a Minneapolis, Minnesota-based company specializing in electronic software distribution, in which the Company holds a 23% ownership interest as of April 23, 1998.

     CHARLES E. REESE, JR. has served as a director of the Company since June 1996 and has served as President and Chief Operating Officer of the Company since August 1996. Mr. Reese is also a member of the Board of Directors of Digital River, Inc. From April 1995 to August 1996, he was Vice President of Sales and Marketing of The Weidt Group, a custom software and internet site developer based in Minnetonka, Minnesota. Mr. Reese served as Vice President of Sales from July 1987 to April 1995 for LaserMaster Technologies, Inc., an Eden Prairie, Minnesota based developer, manufacturer and marketer of digital color printers and chemical-free filmsetters.

     RICHARD J. RUNBECK has served as a director of the Company since July 1996. Since October 1985 he has been the President of Runbeck & Associates, P.A., an accounting firm located in Brooklyn Center, Minnesota. Mr. Runbeck is a member of the Board of Directors of Ontrack Data International, Inc., a provider of data recovery services based in Eden Prairie, Minnesota.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     During the year ended December 31, 1997, the Board of Directors held three (3) meetings and took action by unanimous written consent on two (2) occasions. None of the members of the Board of Directors proposed for re-election attended less than 75% of the meetings of the Board of Directors and Committees of the Board of Directors held during the period in which they served as a director during the fiscal year ended December 31, 1997.

     The Board of Directors has one standing committee. The Compensation Committee is responsible for setting the compensation of executive officers of the Company. The Compensation Committee did not hold any meetings during the fiscal year ended December 31, 1997. The Board of Directors was responsible for setting the compensation of executive officers of the Company.

SIGNIFICANT EMPLOYEES

     JEFFREY L. ABRAMOVITZ has been the Company's Controller since November 1996. From March 1996 to November 1996, he was employed by the accounting firm of Ernst & Young LLP as a Manager in the Entrepreneurial Services Group. From November 1992 to February 1996, Mr. Abramovitz was employed by NovaCare, Inc., a provider of rehabilitation services to outpatient and long term care patients based in King of Prussia, Pennsylvania, which included service as West Regional Vice President and Controller from September 1994 to February 1996.

     RICHARD J. APPLE has been the Company's Vice President of Marketing since April 1997. From September 1996 to April 1997, he served as President of William Tell Marketing, a marketer of Internet-related products to Internet technology suppliers. From January 1990 to May 1996, Mr. Apple served in various capacities with Zeos International, Ltd., a manufacturer of computer products based in Minneapolis, Minnesota, most recently as Vice President, Sales and Marketing.

     STANLEY Y. TENENBAUM has been employed by the Company since September 1995, most recently as its Executive Director of Finance. From March 1994 to June 1995, Mr. Tenenbaum was employed by Zeos International, Ltd., a manufacturer of computer products based in Minneapolis, Minnesota, initially as Controller and subsequently as Vice President of Procurement. From 1982 to 1993, Mr. Tenenbaum held various positions with the accounting firm of Ernst & Young LLP, including the position of Senior Manager in the Entrepreneurial Services Group.


                                          3.

REPORTING UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires executive officers and directors of the Company, and persons who beneficially own more than 10 percent of the Company's outstanding shares of Common Stock or Preferred Stock, to file initial reports of ownership and reports of changes in ownership of securities of the Company with the Securities and Exchange Commission. Officers, directors and persons owning more than 10 percent of the Company's outstanding Common Stock or Preferred Stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on a review of the copies of such reports and amendments thereto furnished to or obtained by the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1997, the Company's directors, officers and beneficial owners of more than 10 percent of the Company's shares of Common Stock or Preferred Stock complied with all applicable filing requirements except that Mr. Reese filed late one Initial Statement of Beneficial Ownership and one Statement of Changes in Beneficial Ownership, Mr. Ronning filed late one Statement of Changes in Beneficial Ownership, and Mr. Runbeck filed late one Statement of Changes in Beneficial Ownership.

                          COMPENSATION AND OTHER BENEFITS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain cash and non-cash compensation awarded to or earned during the Company's fiscal years ended December 31, 1995, 1996 and 1997 by the Chief Executive Officer and each executive officer of the Company who earned or was awarded total compensation in excess of $100,000 in the fiscal year ended December 31, 1997.

                                                                         LONG TERM
                                        ANNUAL COMPENSATION ($)       COMPENSATION (#)
                                     -----------------------------   ------------------
                                                      OTHER ANNUAL       SECURITIES          ALL OTHER
 NAME AND POSITION           YEAR   SALARY    BONUS   COMPENSATION   UNDERLYING OPTIONS   COMPENSATION ($)
 -----------------           ----   ------    -----   ------------   ------------------   ----------------
 Joel A. Ronning (1)         1997       16(2)  --      13,250(3)             --              19,600(5)
  Chairman, Chief Executive  1996      298(2)  --      13,250(3)             --               9,800(5)
  Officer and Chief          1995  128,000     --      14,745(3)        2,669,996(4)             --
  Financial Officer

 Charles E. Reese, Jr.       1997  132,014     --         --            1,000,000(6)             --
  President and
  Chief Operating Officer

---------------
(1) Amounts listed relating to periods prior to May 10, 1995 are salaries paid to Mr. Ronning in his capacity as President and Chief Executive Officer of MacUSA. From January 1, 1995 through October 1995, Mr. Ronning was paid a salary of $128,000. The Company currently accrues and pays Mr. Ronning a nominal monthly amount relating primarily to his health insurance and other employee benefits. In March 1996, the Board of Directors approved a monthly salary of $10,000 for Mr. Ronning. Payment of such salary will begin at Mr. Ronning's discretion and after approval of the Company's bank. No compensation was paid under this arrangement to Mr. Ronning in the fiscal years ended December 31, 1996 or 1997.
(2) Does not include $70,000 and $134,283 in salary paid by Digital River, Inc. for 1996 and 1997, respectively.
(3) Compensation relates to an automobile owned by the Company and used by Mr. Ronning.
(4) In April 1995, MacUSA granted to Mr. Ronning, pursuant to the MacUSA, Inc. 1995 Stock Option Plan (the "MacUSA Plan"), options to purchase 1,099,990 shares, 1,370,010 shares and 199,996 shares of Common Stock, respectively, at an exercise price of $1.01 per share. The ability to exercise some of such options was delayed until 2001, subject to acceleration if the Company met certain profitability goals or under certain other circumstances. Effective as of January 12, 1998, the Company granted to Mr. Ronning, in connection with his cancellation of 2,470,000 of such options, options to purchase 1,000,000 shares of


                                          4.

     Common Stock at an exercise price of $1.50 per share, exercisable for six years commencing on September 1, 1998.
(5) Represents compensation resulting from a loan to Mr. Ronning on which interest is payable at an annual rate of 5% and 0% for 1996 and 1997, respectively, which is below the market rate, assumed for purposes of determining compensation, to be 10%. See "CERTAIN TRANSACTIONS."
(6) In September 1996, the Company granted to Mr. Reese, pursuant to the Tech Squared Inc. 1995 Stock Option Plan (the "Tech Squared Plan"), options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.75 per share.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table provides information regarding the exercise of options to purchase shares of the Company's Common Stock by the Company's Chief Executive Officer and each executive officer named in the Summary Compensation Table, during the fiscal year ended December 31, 1997, and the year-end value of options held by such persons.


                                                          NUMBER OF SECURITIES
                                                               UNDERLYING
                                                              UNEXERCISED         VALUE OF UNEXERCISED IN-
                                                            OPTIONS/SARS AT       THE-MONEY OPTIONS/SARS
                                                          FISCAL YEAR-END (#)     AT FISCAL YEAR-END ($)
                         SHARES ACQUIRED       VALUE         (EXERCISABLE/             (EXERCISABLE/
          NAME           ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE)          UNEXERCISABLE) (1)
 ---------------------   ---------------    ------------  --------------------    ------------------------
 Joel A. Ronning                --               --         199,996/2,470,000(2)      285,494/3,523,100(2)
 Charles E. Reese, Jr.          --               --          375,000/625,000         632,812/1,054,688

---------------
(1) Based on a closing Common Stock bid price of $2.44 per share on December 31, 1997. The value of in-the-money options is calculated as the difference between the fair market value of the Common Stock underlying the options at fiscal year end and the exercise price of such options. Exercisable options refer to those options that were exercisable as of December 31, 1997, while unexercisable options refer to those options that become exercisable at various times thereafter.
(2) Effective as of January 12, 1998, the Company granted to Mr. Ronning, in connection with his cancellation of 2,470,000 of existing unexercisable options, new options to purchase 1,000,000 shares of Common Stock at an exercise price of $1.50 per share, exercisable for six years commencing as of September 1, 1998.

DIRECTOR COMPENSATION

     Upon initial election to the Board of Directors, each non-employee director receives an option to purchase 50,000 shares of Common Stock under the Tech Squared Inc. 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). Options granted under the Director Plan have an exercise price equal to the fair market value of one share of Common Stock on the date of grant. The options become exercisable in three equal installments on


                                          5.

each of the date of initial election to the Board of Directors and the first two anniversaries of the date of such election. Options vest and become exercisable only if the director is a member of the Board of the Directors on the vesting date. Options granted under the Director Plan expire seven years from the date of grant. Upon being hired as the Company's President, Mr. Reese became eligible to receive options under the Tech Squared Plan and his option to purchase 50,000 shares under the Director Plan were canceled. The Company generally reimburses non-employee directors for out-of-pocket expenses incurred to attend the Board of Directors meetings. The Company does not pay director fees to members of the Board of Directors who are full-time employees of the Company and does not reimburse such persons for out-of-pocket expenses in connection with attending Board of Director meetings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     INTRODUCTION. During the fiscal year ended December 31, 1997, the Board of Directors was responsible for matters relating to the compensation of the Company's executive officers named in the Summary Compensation Table, namely Joel A. Ronning, the Company's Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Secretary, and Charles E. Reese, Jr., the Company's President and Chief Operating Officer.

     COMPENSATION PROGRAM. The Company's current executive compensation program involves a combination of base salary, performance-based bonuses and long-term incentive awards. Base salaries are intended to attract and retain highly-qualified executives. Bonuses to executive officers are intended to reward short-term performance of the executive officer and the Company. Grants of stock options by the Company are intended to encourage and reward executive officers based upon the Company's long-term performance and to provide executive officers with a financial interest in the success of the Company, which aligns the executive officers' interests with the interests of the Company's shareholders.

     BASE SALARY. The philosophy of the Board of Directors is to set base salaries for each of the executive officers of the Company at appropriate levels for the relative positions of the officer and the duties of the position. The Board of Directors has the authority to determine the salaries of the Company's Chief Executive Officer and other executive officers, subject to the terms of pre-existing employment agreements. The Board of Directors believes that there should be little change from year to year in the base salary of the executive officers other than increases due to: (i) growth of the Company's sales;
(ii) growth in responsibility of the position; or (iii) cost of living increases. The Board of Directors believes that additional compensation above base levels should be by bonus based on individual performance and the financial performance of the Company.

     PERFORMANCE-BASED BONUSES. Payment of bonuses to officers of the Company is determined by the Board of Directors based upon the executive officer's performance and the Company's financial results.

     LONG-TERM INCENTIVE AWARDS. The Company's long-term incentive program consists of stock option grants which encourage achievement of long-term goals and objectives consistent with enhancing shareholder value. Awards of stock options provide executives with increased motivation and incentive to exert their best efforts on behalf of the Company by increasing their personal stake in the Company's success through the opportunity to acquire a greater equity interest in the Company and to benefit from appreciation in the value of the Company's stock. All stock options granted to executive officers have an exercise price of not less than the market value of the Company's Common Stock on the date of grant, thereby ensuring that any value derived from such options is dependent upon subsequent increases in share value which will be realized by shareholders generally. Executives generally must be continually employed in order for stock options to vest and become exercisable.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Company has not entered into an employment agreement with Mr. Ronning. Mr. Ronning is currently being paid a nominal monthly amount which is applied directly to his health insurance and other employee benefits.

     COMPLIANCE WITH SECTION 162(m) OF THE TAX CODE. Section 162(m) of the Tax Code, generally disallows a tax deduction to public companies for compensation over $1,000,000 to the chief executive officer and the four highest compensated officers, with certain exceptions. The Company did not pay cash compensation to any


                                          6.

employee during the fiscal year ending December 31, 1997 in excess of the deduction limit of Section 162(m), and does not anticipate doing so during the fiscal year ending December 31, 1998.

     The foregoing Report will not be deemed incorporated by reference by any statement incorporating by reference this Proxy Statement, or any portion thereof, into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.


                             Joel A. Ronning
                             Charles E. Reese, Jr.
                             Richard J. Runbeck
                             ------------------
                             Board of Directors

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has not entered into an employment agreement with Mr. Ronning. On August 30, 1994, Mr. Ronning entered into an employment agreement with Digital River, Inc. ("Digital River"), an entity in which the Company has a 23% ownership interest as of April 23, 1998, which requires Mr. Ronning to dedicate at least one-third of his time (averaged over the calendar year) and at least 54 hours of each calendar month, to duties as Chief Executive Officer of Digital River. Pursuant to the terms of the agreement with Digital River, Mr. Ronning may not, directly or indirectly, provide services to any company competing with Digital River, except that Mr. Ronning may serve as an officer and director of the Company or MacUSA provided that the Company and MacUSA limit their activities relating to the superdistribution of software and/or the superdistribution of software and related documentation utilizing encrypting and decrypting technologies. Mr. Ronning's agreement with Digital River terminates on August 30, 1998. In June 1996, the Digital River Board of Directors approved resolutions authorizing Digital River to employ Mr. Ronning on a full-time basis at an annual salary of $140,000 and to grant certain stock options to Mr. Ronning.

     On August 20, 1996, the Company entered into an employment agreement with Mr. Reese, as President and Chief Operating Officer of the Company, at an annual salary of $135,000, with a bonus plan based on the Company's quarterly profit and growth in sales levels. The plan requires an increase in both profit and growth in sales, with a cap of $5,000 bonus pay for profit increase and a minimum of .5% net profits and 20% sales growth before any bonus is available. In addition, Mr. Reese was granted options to purchase a total of 1,000,000 shares the Company's Common Stock at $.75 per share, 375,000 of which have vested.


                                          7.

COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total shareholder return, assuming $100 invested on May 12, 1995, as if such amount had been invested in each of: (i) the Company's Common Stock; (ii) the stocks comprising the Nasdaq Retail Trade Index; and (iii) the stocks included in the Nasdaq Stock Market Index. The graph assumes the reinvestment of all dividends, if any. The prices for the Company's Common Stock are closing bid prices as reported by the Nasdaq OTC Bulletin Board.


                                       [GRAPH]

                                      ----------------------------------------
                                       5/12/95  12/29/95   12/31/96  12/31/97
------------------------------------------------------------------------------
 Tech Squared, Inc.                      100       67         17       130
------------------------------------------------------------------------------
 Nasdaq Retail Trade Stocks              100      109        130       153
------------------------------------------------------------------------------
 Nasdaq Stock Market (US Companies)      100      124        152       186
------------------------------------------------------------------------------

                                 CERTAIN TRANSACTIONS

     LOAN TO MR. RONNING. In 1993, MacUSA loaned $200,000 to Mr. Ronning. In consideration of Mr. Ronning's guarantee of a portion of the Company's bank debt, the interest rate on the note was reduced to 0%, effective as of January 1, 1997. At such time as the above guaranty is terminated, the interest rate will return to the original amount of 5%. The note currently bears interest at 0% per year payable quarterly and is due on demand upon 30 days written notice. The balance as of December 31, 1997, including the accrued and unpaid interest, was $201,512.

     DIVIDEND TO MR. RONNING; REIMBURSEMENT OF TAXES. In 1995, MacUSA declared a dividend of $1,188,000 payable to the former shareholders of MacUSA in connection with the conversion of MacUSA from a Subchapter S corporation to a Subchapter C corporation. The Company paid approximately $261,000 of this dividend during 1995, approximately $200,731 during 1996 and approximately $200,731 during 1997, of which Mr. Ronning received $260,000 in 1995, $200,000 in 1996 and $200,000 in 1997. In addition, the Company paid Mr. Ronning a dividend of $200,000 in 1998. The remainder of the dividend payable to Mr. Ronning is evidenced by a note


                                          8.

payable to Mr. Ronning (the "Note") in the principal amount of $482,096. The Note does not bear interest, is due on demand and, under the terms of a Debt Subordination Agreement dated June 27, 1997 between the Company, Mr. Ronning and First Bank Minnesota, National Association, now US Bank, National Association ("US Bank"), is subordinated to indebtedness owed by the Company to US Bank pursuant to the terms of the Financing and Security Agreement with US Bank dated June 27, 1997. The Company is limited to making dividend payments of not more than $200,000 to Mr. Ronning in the aggregate in any calendar year, provided that the Company is in compliance with the Financing Agreement with US Bank before and after making such dividend payments. Apart from the foregoing, the Company is not allowed to make dividend payments without the prior written consent of US Bank. In March 1996, the Company agreed to reimburse Mr. Ronning for any personal tax he is required to pay as a result of the non-interest bearing status of the Note.

     PERSONAL GUARANTY BY MR. RONNING. Borrowings under the Revolving Line of Credit Agreement with US Bank are personally guaranteed by Mr. Ronning up to a maximum of $500,000.

     GRANT FROM MR. RONNING OF AN OPTION TO ACQUIRE A SUBSTANTIAL INTEREST IN DIGITAL RIVER, INC. In December 1995, MacUSA was granted an option by
Mr. Ronning to acquire 4,800,000 shares of common stock (the "Digital River Shares"), currently approximately a 23% equity interest, of Digital River, owned by Mr. Ronning. The option (the "Digital River Option") is exercisable at any time through December 31, 2000 for total consideration of one dollar. The Digital River Shares are subject to the provisions of the Fujitsu Modification Agreement dated December 11, 1997 (the "Fujitsu Agreement") between Mr. Ronning, Fujitsu Limited, a company organized under the laws of Japan ("Fujitsu"), Digital River, and MacUSA (collectively, the "Parties"). Pursuant to the terms of the Modification Agreement, the Parties agreed to terminate previous agreements entered into in connection with an investment by Fujitsu in Digital River. Under the terms of the Modification Agreement, MacUSA remains a party to the agreement to the extent that Mr. Ronning may transfer all shares of Digital River he owns, along with any and all rights related thereto pursuant to the agreement or otherwise to MacUSA or the Company. Digital River is engaged in the business of electronic software distribution. Mr. Ronning is the President and a director of Digital River.

     TAX INDEMNIFICATION AGREEMENT WITH MR. RONNING. In December 1995, the Company entered into a Tax Indemnification Agreement with Mr. Ronning whereby the Company agreed to indemnify Mr. Ronning for the amount of any penalties or interest resulting from the redetermination of Mr. Ronning's share of taxable income attributable to MacUSA and the amount of any additional taxes due from Mr. Ronning, to the extent such tax adjustment results in a future decrease in the taxable income of MacUSA. In 1995, Mr. Ronning owned approximately 95% of MacUSA, which was a Subchapter S corporation within the meaning of Section 1361 of the Internal Revenue Code. MacUSA's Subchapter S status was terminated in 1995, and MacUSA is now a wholly-owned subsidiary of the Company.

     AGREEMENT TO RESTRICT SALE OF SHARES BY MR. RONNING. Mr. Ronning, the Company and an employee of the Company are parties to an agreement dated February 20, 1998. Under the terms of the Agreement, Mr. Ronning has agreed not to dispose of any shares of the Company's Common Stock beneficially owned by him for a limited period of time. The terms of the Agreement are subject to a confidential treatment request pending with the Securities and Exchange Commission.

                         SECURITY OWNERSHIP OF MANAGEMENT
                           AND CERTAIN BENEFICIAL OWNERS

     Shareholders of record as of the close of business on May 1, 1998 are entitled to receive notice of and to vote at the Annual Meeting. As of such date there were outstanding and entitled to be voted at the Annual Meeting, 10,981,513 shares of Common Stock and 160,000 shares of Preferred Stock.

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Stock and Preferred Stock of the Company as of the close of business on May 1, 1998, unless otherwise indicated, by each


                                          9.

director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers (regardless of compensation level) of the Company as a group.

                                                     SHARES OF PREFERRED
                            SHARES OF COMMON STOCK   STOCK BENEFICIALLY     TOTAL VOTING SHARES
                            BENEFICIALLY OWNED(1)         OWNED(1)         BENEFICIALLY OWNED(2)
                            ----------------------        --------         ---------------------
 NAME OF BENEFICIAL                        PERCENT             PERCENT                   PERCENT
 OWNER                         AMOUNT      OF CLASS  AMOUNT    OF CLASS     AMOUNT       OF TOTAL
 -------------------------  ------------   --------  ------    --------   ------------   --------
 Joel A. Ronning
                            6,050,022(3)    54.1%      --         --      6,050,022(3)    53.3%

 Charles E. Reese, Jr.        375,000(4)     3.3%      --         --        375,000(4)     3.3%

 Richard J. Runbeck            33,334(5)      *        --         --         33,334(5)      *

 All Directors and          6,458,356(6)    55.7%      --         --      6,458,356(6)    55.0%
 Executive Officers as a
 Group (3 persons)

---------------
*    Less than 1% of the outstanding shares.
(1) Unless otherwise noted, all of the shares are held by individuals possessing sole voting and dispositive power with respect to the shares owned. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days, are treated as outstanding only when determining the amount and percent owned by such person or group.
(2) Each share of Preferred Stock of the Company has the right to vote on all matters voted upon by the holders of Common Stock. Accordingly, the Preferred Stock and Common Stock have been considered to be one voting class to show Total Voting Shares Beneficially Owned. The percentage of outstanding shares is calculated based upon 10,981,513 shares of Common Stock and 160,000 shares of Preferred Stock outstanding as of the close of business on May 1, 1998.
(3) Includes 199,996 shares that Mr. Ronning has the right to acquire on or before July 1, 1998 pursuant to the exercise of stock options.
(4) Includes 375,000 shares that Mr. Reese has the right to acquire on or before July 1, 1998 pursuant to the exercise of stock options.
(5) Includes 33,334 shares that Mr. Runbeck has the right to acquire on or before July 1, 1998 pursuant to the exercise of stock options.
(6) Includes 608,330 shares that all directors and executive officers as a group have the right to acquire on or before July 1, 1998 pursuant to the exercise of stock options.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information regarding the beneficial ownership of Common Stock and Preferred Stock of the Company as of the close of business on May 1, 1998, unless otherwise indicated, by each person known by the Company to be the owner of more than five percent of the Company's outstanding Common Stock or Preferred Stock.

                                                     SHARES OF PREFERRED
                           SHARES OF COMMON STOCK          STOCK                 TOTAL VOTING SHARES
                           BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED(1)      BENEFICIALLY OWNED(2)
                           ---------------------     ---------------------      ---------------------
 NAME AND ADDRESS                       PERCENT                    PERCENT                 PERCENT
 OF BENEFICIAL OWNER         AMOUNT    OF CLASS      AMOUNT       OF CLASS       AMOUNT    OF TOTAL
 ------------------------  ---------------------     ------       --------      -------    --------
 Ginger Elliot                 --         --         60,000         37.5%        60,000       *
 P.O. Box 1036
 Kirtland, NM  87417

 Betty Plattner                --         --         50,000         31.3%        50,000       *
 1414 Highland Dr.

                                         10.


 Solana Beach, CA  92075

 Lela D. McCauley              --         --         20,000         12.5%        20,000       *
 P.O. Box 574
 Okmulgee, OK 74447

 Marianne M. Long, as          --         --         20,000         12.5%        20,000       *
 Trustee for Lauren A.
 Long and Kathryn W.
 Long

 Zelmay Long                   --         --         10,000         6.3%         10,000       *
 1733 S. Florence Av.
 Tulsa, OK  74104

---------------
*    Less than 1% of the outstanding shares.
(1) Unless otherwise noted, all of the shares are held by individuals possessing sole voting and dispositive power with respect to the shares shown. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days, are treated as outstanding only when determining the amount and percent owned by such person or group.
(2) Each share of Preferred Stock of the Company has the right to vote on all matters voted upon by the holders of Common Stock. Accordingly, the Preferred Stock and Common Stock have been considered to be one voting class to show Total Voting Shares Beneficially Owned. The percentage of outstanding shares is calculated based upon 10,981,513 shares of Common Stock and 160,000 shares of Preferred Stock outstanding as of the close of business on May 1, 1998.

                       AMENDMENT OF THE 1995 STOCK OPTION PLAN
                                      PROPOSAL 3

     At the Annual Meeting of Shareholders, the shareholders will be asked to approve an amendment to the Tech Squared Inc. 1995 Stock Option Plan (the "Plan"). The following is a description of the Plan, and the proposed amendment thereto.

     The Board of Directors previously adopted the Plan and reserved 2,500,000 shares of the Company's Common Stock for issuance under the Plan. On July 25, 1997, the Board of Directors adopted an amendment to the Plan, whereby 1,500,000 additional shares of the Company's Common Stock were authorized for issuance under the Plan.

     The purposes of the Amended Plan are: (i) to improve individual performance by providing long-term incentives and rewards to employees, directors and consultants of the Company; (ii) to assist the Company in attracting, retaining and motivating employees, directors and consultants;
(iii) to associate the interests of such persons with those of the Company's shareholders.

     Options granted under the Amended Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not qualify for special tax treatment. The option price set for incentive stock options granted under the Amended Plan must be at least 100 percent of the fair market value of the Company's Common Stock on the date of grant. The Company has undertaken with various state securities regulators that the exercise price for nonqualified options will be at least 85 percent of the fair market value of the Company's Common Stock at the time such options are granted.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE TECH SQUARED INC. 1995 STOCK OPTION PLAN.


                                         11.

                         SUBMISSION OF SHAREHOLDER PROPOSALS
                             FOR THE NEXT ANNUAL MEETING

     Shareholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Shareholders must be received by the Company on or before January 5, 1999.

                                    OTHER BUSINESS

     As of the date hereof, the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting other than those specifically referred to herein. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board of Directors will be voted in accordance with the judgment of the person or persons voting the proxies.

                          COSTS AND METHOD OF SOLICITATIONS

     The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock and Preferred Stock will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to beneficial owners of shares.

                                    ANNUAL REPORT

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report to Shareholders describes the financial condition of the Company as of December 31, 1997.

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON
FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF THE CLOSE OF BUSINESS ON MAY 1, 1998, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: TECH SQUARED INC., 5198 WEST 76TH STREET, EDINA, MINNESOTA 55439, ATTENTION: COMPTROLLER.

     A Proxy Card is enclosed for your use. You are requested to SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE. No postage is required if mailed within the United States.

                                   BY ORDER OF THE
                                   BOARD OF DIRECTORS

                                   Joel A. Ronning,
                                   CHAIRMAN OF THE BOARD


                                         12.

TECH SQUARED INC.                                                          PROXY
5198 WEST 76TH STREET
EDINA, MINNESOTA 55439

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joel A. Ronning and Charles E. Reese, Jr., and each of them, with full power of substitution, proxies to represent and vote, as designated below, all of the shares of the Common Stock and Preferred Stock of Tech Squared Inc. registered in the name of the undersigned at the close of business on May 1, 1998, with the powers the undersigned would possess if personally present at the 1998 Annual Meeting of Shareholders to be held at the Norwest Financial Center, Building Conference Room, Second Floor, 7900 Xerxes Avenue South, Bloomington, Minnesota, at 3:00 p.m. local time on Friday, June 5, 1998, and at any adjournment thereof, hereby revoking any proxy or proxies previously given.

1. Proposal to set the number of directors at three: / / FOR / / AGAINST / / ABSTAIN

2.   ELECTION OF DIRECTORS:
       FOR all nominees listed below / /          WITHHOLD AUTHORITY / /
       (except as marked to the contrary below)   to vote for all nominees
                                                  listed below

     (To WITHHOLD authority to vote for any individual nominee strike a line through the nominee's name below)

          Joel A. Ronning     Charles E. Reese, Jr.    Richard J. Runbeck

3. To approve the amendment to the Tech Squared, Inc. 1995 Stock Option Plan increasing the number of shares of Common Stock available for issuance to 4,000,000 shares:
          / /  FOR         / /  AGAINST         / /  ABSTAIN

4. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment.


--------------------------------------------------------------------------------

                                        THIS PROXY, WHEN PROPERLY EXECUTED, WILL
                                        BE VOTED AS DIRECTED.  IF NO DIRECTION
                                        IS GIVEN, THE PROXY WILL BE VOTED "FOR"
                                        EACH PROPOSAL AND IN THE PROXY'S
                                        DISCRETION ON ANY OTHER MATTERS TO COME
                                        BEFORE THE MEETING.



                                        Dated  __________________________, 1998

                                        _______________________________________
                                        (Signature)

                                        _______________________________________
                                        (Second signature)

                                        PLEASE DATE AND SIGN ABOVE exactly as
                                        your name appears at left, indicating
                                        where appropriate, official position or
                                        representative capacity.